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                            SCHEDULE 14A INFORMATION

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                      Exchange Act of 1934 (Amendment No. )

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                             RF MICRO DEVICES, INC.
                ------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


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FOR IMMEDIATE RELEASE
JULY 23, 1999


   RF MICRO DEVICES, INC. ANNOUNCES NEW TIME AND LOCATION FOR ANNUAL MEETING

         GREENSBORO, N.C., JULY 23, 1999--RF Micro Devices, Inc. (Nasdaq: RFMD), a leading provider of proprietary radio frequency integrated circuits (RFICs) for wireless communications applications, today announced a change in the time and location of its 1999 annual meeting of shareholders, to be held on Tuesday, July 27.

         Due to indications received by management that a higher-than-anticipated number of shareholders will attend, the meeting will be held at 10:30 a.m. at the Embassy Suites Hotel, located at 204 Centreport Drive, Greensboro, North Carolina, instead of at 10:00 a.m. at the Company's corporate headquarters, as previously stated.

         RF Micro Devices, Inc., an ISO 9001 certified manufacturer, designs, develops, manufactures and markets proprietary RFICs for wireless communications applications such as cellular and PCS phones, cordless phones, wireless LANs, wireless local loop handsets, industrial radios, wireless security systems and remote meter readers. The Company offers a broad array of products -- including amplifiers, mixers, modulators/demodulators, and single-chip receivers, transmitters and transceivers -- that represent a substantial majority of the RFICs required in wireless subscriber equipment. The Company's strategy is to focus on wireless markets by offering a broad range of standard and custom designed RFICs in order to position itself as a "one-stop" solution for its customers' RFIC needs. RF Micro Devices, Inc. is traded on the Nasdaq National Market under the symbol RFMD.

Contact:
     RF Micro Devices, Inc.
     Dean Priddy - 336/664-1233